Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Mandalay Digital Group, Inc.

a Delaware corporation

Mandalay Digital Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

1. Mandalay Digital Group, Inc. was incorporated under the name of Mandalay Media, Inc., and its original Certificate of Incorporation was filed with the Delaware Secretary of State on September 14, 2007.

2. On May 12, 2010, Mandalay Media, Inc. filed a Certificate of Ownership pursuant to which it merged with its wholly-owned subsidiary, NeuMedia, Inc., and assumed the name NeuMedia, Inc.

3. On February 6, 2012, NeuMedia, Inc. filed a Certificate of Ownership pursuant to which it merged with its wholly-owned subsidiary Mandalay Digital Group, Inc. and assumed the name Mandalay Digital Group, Inc.

4. Article FIRST of the Certificate of Incorporation of the Company is hereby amended to read in full as follows:

"The name of this corporation is Digital Turbine, Inc."

5. The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the board of directors of the Company by unanimous written consent on December 19, 2014.

6. The effective date and time of this Certificate of Amendment of Certificate of Incorporation shall be 12:01 a.m. on January 20, 2015.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Certificate of Incorporation to be duly executed by its authorized officer this 9th day of January, 2015.

Mandalay Digital Group, Inc.

By:	/s/ Andrew Schleimer
Andrew Schleimer, EVP, CFO